Exhibit 23.1

 Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Experts”, “Summary Financial Data” and “Selected Consolidated Financial and Other Data” and to the use of our report dated November 5, 2014 (except as to Note 23, as to which the date is December   , 2014), in the Registration Statement (Form S-1 No. 333-199958) and related Prospectus of James River Group Holdings, Ltd. for the registration of its common shares.

Ernst & Young LLP

Richmond, Virginia

The foregoing consent is in the form that will be signed upon the completion of the stock split and recapitalization described in Note 23 to the consolidated financial statements.

/s/ Ernst & Young LLP

Richmond, Virginia

December 2, 2014